Exhibit 99.1

Ingles Markets, Incorporated Reports Results for Third Quarter And Nine Months of Fiscal 2020

ASHEVILLE, N.C.--(BUSINESS WIRE)--August 6, 2020--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported increased sales and net income for the three and nine months ended June 27, 2020.

The coronavirus (COVID-19) pandemic was declared a national emergency on March 13, 2020. At this time the Company cannot predict the impact of the pandemic on future periods.

Robert P. Ingle II, Chairman of the Board, stated, “We are proud to provide service to our customers during such a disruptive time. This is made possible by the dedication of our associates, who continue to maintain store conditions at the highest level.”

Third Quarter Results

Net sales totaled $1.19 billion for the three months ended June 27, 2020, an increase of 12.0% compared with $1.06 billion for the three months ended June 29, 2019.

Gross profit for the June 2020 quarter totaled $324.7 million, or 27.3% of sales. Gross profit for the June 2019 quarter was $258.9 million, or 24.4% of sales.

Operating and administrative expenses for the June 2020 quarter totaled $234.6 million, compared with $216.5 million for the June 2019 quarter. Most of the increase was due to higher personnel costs incurred to support additional safety measures related to the pandemic, including a second appreciation bonus payment to full and part-time associates.

Interest expense totaled $9.7 million for the three-month period ended June 27, 2020, and $11.7 million for the three-month period ended June 29, 2019. Total debt at the end of June 2020 was $819.3 million, compared with $854.7 million at the end of June 2019. The Company continues to reduce debt and has refinanced debt at lower rates over the past twelve months.

Net income totaled $62.8 million for the three-month period ended June 27, 2020, compared with $23.5 million for the three-month period ended June 29, 2019. Basic and diluted earnings per share for Class A Common Stock were $3.18 and $3.10, respectively, for the quarter ended June 27, 2020, compared with $1.19 and $1.16, respectively, for the quarter ended June 29, 2019. Basic and diluted earnings per share for Class B Common Stock were each $2.89 for the quarter ended June 27, 2020, and $1.08 for the quarter ended June 29, 2019.

Nine Month Results

Net sales totaled $3.41 billion for the nine months ended June 27, 2020, an increase of 9.2% compared with $3.13 billion for the nine months ended June 29, 2019.

Gross profit for the nine months ended June 27, 2020, totaled $873.8 million, or 25.6% of sales. Gross profit for the nine months ended June 2019 totaled $761.7 million, or 24.4% of sales.

Operating and administrative expenses totaled $685.0 million for the nine months ended June 27, 2020, and $651.6 million for the nine months ended June 29, 2019.

Interest expense was $31.8 million for the nine-month period ended June 27, 2020, compared with $35.9 million for the nine-month period ended June 29, 2019. The results for the nine months ended June 27, 2020, include a $3.7 million loss on the early extinguishment of debt arising from the refinancing of certain fixed rate debt at a lower interest rate.

Net income totaled $120.7 million for the nine-month period ended June 27, 2020, compared with $60.7 million for the nine-month period ended June 29, 2019. Basic and diluted earnings per share for Class A Common Stock were $6.13 and $5.96, respectively, for the nine months ended June 27, 2020, compared with $3.07 and $2.99, respectively, for the nine months ended June 29, 2019. Basic and diluted earnings per share for Class B Common Stock were each $5.57 for the nine months ended June 27, 2020, compared with $2.80 of basic and diluted earnings per share for the nine months ended June 29, 2019.

Capital expenditures for the June 2020 nine-month period totaled $78.9 million, compared with $123.2 million for the June 2019 nine-month period. Capital expenditures are focused on stores that have already opened this fiscal year as well as stores scheduled to open later. The Company also continues to make ongoing improvements to the existing store base. Capital expenditures for the entire fiscal year are expected to be approximately $100 million to $120 million.

The Company currently has $165.5 million available under its $175.0 million line of credit. The Company believes its financial resources, including the line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

Ingles continues to provide additional pandemic support to its communities, including increased donations to local food banks and purchases from local vendors.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2019 Form 10-K and 2020 Forms 10-Q.

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets visit ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019

Net sales	$ 1,189,600	$ 1,062,262	$ 3,413,437	$ 3,125,943
Gross profit	324,721	258,940	873,798	761,651
Operating and administrative expenses	234,597	216,463	684,971	651,614
Gain from sale or disposal of assets	1,339	876	4,412	3,525
Income from operations	91,463	43,353	193,239	113,562
Other income, net	626	129	1,031	1,474
Interest expense	9,715	11,655	31,848	35,864
Loss on early extinguishment of debt	-----	----	3,719	----
Income tax expense	19,621	8,317	37,970	18,509
Net income	$ 62,753	$ 23,510	$ 120,733	$ 60,663

Basic earnings per common share – Class A	$ 3.18	$ 1.19	$ 6.13	$ 3.07
Diluted earnings per common share – Class A	$ 3.10	$ 1.16	$ 5.96	$ 2.99
Basic earnings per common share – Class B	$ 2.89	$ 1.08	$ 5.57	$ 2.80
Diluted earnings per common share – Class B	$ 2.89	$ 1.08	$ 5.57	$ 2.80

Additional selected information:
Depreciation and amortization expense	$ 28,956	$ 27,986	$ 86,313	$ 83,593
Rent expense	$ 2,464	$ 3,024	$ 7,431	$ 9,312

Condensed Consolidated Balance Sheets (Unaudited)

	June 27,		Sept. 28,
	2020		2019
ASSETS
Cash and cash equivalents	$ 152,121		$ 42,125
Receivables-net	77,019		71,951
Inventories	355,500		374,129
Other current assets	11,577		8,898
Property and equipment-net	1,341,444		1,344,267
Other assets	73,453		25,958
TOTAL ASSETS	$ 2,011,114		$ 1,867,328

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$ 168,936		$ 12,600
Accounts payable, accrued expenses and
current portion of other long-term liabilities	259,090		234,979
Deferred income taxes	72,890		75,499
Long-term debt	650,341		839,638
Other long-term liabilities	95,706		41,890
Total Liabilities	1,246,963		1,204,606
Stockholders' equity	764,151		662,722
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$ 2,011,114		$ 1,867,328

Contacts

Ingles Markets, Inc.
Ron Freeman, Chief Financial Officer
rfreeman@ingles-markets.com
(828) 669-2941 (Ext. 223)